UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2012

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AOXING PHARMACEUTICAL COMPANY, INC.
(Exact name of registrant as specified in its charter)

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Florida	0-24185	65-0636168
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

444 Washington Blvd., Suite 3338, Jersey City, New Jersey 07310
(Address of Principal Executive Office) (Zip Code)

(646) 367 1747
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors

On May 15, 2012 Howard David Sterling resigned from his position as a member of the Board of Directors of Aoxing Pharmaceutical Company, Inc.

On May 16, 2012 the Board of Directors elected Yang Li to serve as a member of the Board of Directors and as Chairman of the Audit Committee.  Information regarding Ms. Li follows:

Yang Li.  Since 2009 Ms. Li has been engaged full-time in caring for her family.  From 2007 to 2009, Ms. Li was employed as an Associate Auditor by PricewaterhouseCoopers LLP.  From 2003 to 2007, Ms. Li was employed as Senior Auditor by Sherry McNabola Murray & Co., a firm of chartered accountants located in Dublin, Ireland.  Ms. Li is a Member of the Institute of Chartered Accountants of Ontario, Canada, and a Member of the Institute of Chartered Accountants of Ireland.  In 2003 she was awarded a Masters Degree in Accounting by the University College Dublin of the National University of Ireland.  Ms. Li brings to the Board a thorough understanding of U.S. accounting principles and practices, and the knowledge of business gained from her experience as an auditor.  Ms. Li is 32.

The Board of Directors has agreed to pay Yang Li 4,000 RMB (approximately $630) per month for her service on the Board and the Audit Committee, and to issue to her 20,000 shares of common stock per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Aoxing Pharmaceutical Company, Inc.

Date: May 21, 2012	By:	/s/ Zhenjiang Yue Zhenjiang Yue, Chief Executive Officer